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                       March 22, 2023

       Paul Joachimczyk
       Company Vice President and Chief Financial Officer
       American Woodmark Corporation
       561 Shady Elm Road
       Winchester, VA 22602

                                                        Re: American Woodmark
Corporation
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2022
                                                            Filed June 29, 2022
                                                            Form 10-Q for the
Period Ended October 31, 2022
                                                            Filed November 22,
2022
                                                            File No. 000-14798

       Dear Paul Joachimczyk:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing